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Exhibit 99(a)(6)

UNOVA, INC.
RESTRICTED STOCK AGREEMENT
(UNITED STATES)

    This Restricted Stock Agreement ("Agreement") is made as of this  day of            , 2001, between UNOVA,  Inc., a Delaware corporation (the "Company") and            (the "Grantee").

    WHEREAS, the UNOVA, Inc. [1999 Stock Incentive Plan / 2001 Stock Incentive Plan] (the "Plan") was adopted by the Board of Directors of the Company on [March 11, 1999 / March 13, 2001], and was approved by the shareholders of the Company on [May 7, 1999 / May 8, 2001];

    WHEREAS, the Company has extended to the Grantee, among others, an offer, dated August 24, 2001, to exchange stock options granted during the period June 1, 1999 through May 31, 2000 for shares of restricted stock (the "Offer"), and Grantee has accepted the Offer with respect to certain of Grantee's stock options (the "Tendered Options"); and

    WHEREAS, to encourage the Grantee to remain in the employ of the Company or one of its subsidiaries and to increase the Grantee's proprietary interest in the business of the Company through ownership of the Company's Common Stock, the Company desires to award the Grantee shares of Restricted Stock (as that term is defined in the Plan) pursuant to the terms of the Offer and in accordance with the terms and conditions of the Plan and this Agreement;

    NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and the Grantee hereby agree as follows:

    1.  The Company hereby grants the Grantee, in exchange for the Tendered Options, an Award in the form of Restricted Stock comprising      shares of the Common Stock, par value $.01 per share, of the Company (the "Awarded Shares") on the terms and conditions hereinafter set forth, such number of Awarded Shares to be subject to adjustment as provided in Section 3 of the Plan. The Grantee shall have no obligation to pay additional consideration for the Awarded Shares.

    2.  The Plan, a copy of which is attached hereto, is incorporated herein by reference and is made part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement which are not defined herein shall have the meanings assigned to such terms in the Plan. This Agreement is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan as the same exist at the time this Agreement became effective. The Plan shall control in the event there is any expressed conflict between the Plan and the terms hereof and with respect to such matters that are not expressly covered in this Agreement. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan, but subsequent amendments modifications, restatements, or supplements to the Plan shall not adversely affect the Grantee's rights under this Agreement without the Grantee's written consent. This Agreement shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.

    3.  The Awarded Shares shall be evidenced by a stock certificate or certificates registered in the name of the Grantee bearing a legend in the following form:

  The transferability of the shares of stock represented by this certificate is subject to the terms and conditions (including forfeiture) of the UNOVA, Inc. [1999 / 2001] Stock Incentive Plan and a Restricted Stock Agreement entered into between the Company and the Grantee dated as of            , 2001. Copies of such Plan and Agreement are on file at the principal executive offices of UNOVA, Inc.

    4.  The stock certificate or certificates representing the Awarded Shares shall be retained in the custody of the Secretary of the Company until the restrictions on the Awarded Shares represented by any such certificate or certificates shall have lapsed. Until such restrictions shall have lapsed, this Agreement shall evidence the Grantee's ownership of the Awarded Shares. Simultaneously with the execution and delivery of this Agreement by the parties, the Grantee shall execute and deliver to the Company a stock power relating to each certificate representing Awarded Shares substantially in the form of Exhibit A to this Agreement, which stock power is intended for the transfer back to the Company of any Awarded Shares that may be forfeited under the terms of this Agreement.

    5.  Subject to the provisions of Section 7 of this Agreement, there shall be a Restriction Period beginning on the date of this Agreement with respect to the Awarded Shares. With respect to      of such Awarded Shares, the Restriction Period shall expire on the first anniversary of the date of this Agreement; with respect to an additional       of such Awarded Shares, the Restriction Period shall expire on the second anniversary of the date of this Agreement; and with respect to the final      of such Awarded Shares, the Restriction Period shall expire on the third anniversary of the date of this Agreement. Except as otherwise provided in Section 7, all shares still subject to restriction on the date of Grantee's Termination of Employment shall be forfeited by the Grantee.

    6.  Until the earlier of (i) the expiration of the Restriction Period with respect to any of the Awarded Shares or (ii) the earlier vesting of such Awarded Shares in accordance with the provisions of this Agreement or the Plan, the Grantee shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the Awarded Shares; provided that the foregoing shall not prevent the Grantee from pledging the Awarded Shares as security for a loan, the sole purpose of which is to provide funds to pay the option price for stock options granted to the Grantee under the Plan or any other employee benefit plan of the Company under which stock options may be granted.

    7.  Notwithstanding any other provision of this Agreement, all Awarded Shares still subject to restriction shall become fully vested and transferable and become free of all restrictions and deferral limitations to the full extent of the original grant upon the occurrence of any of the following events: (a) the Termination of Employment of the Grantee by reason of the Grantee's death; (b) the Termination of Employment of the Grantee by reason of the Grantee's Disability; or (c) the occurrence of a Change in Control as defined in Section 8(b) of the Plan.

    8.  If and when the Restriction Period expires as to any Awarded Shares without a prior forfeiture of such Awarded Shares, or if and when any Awarded Shares vest pursuant to the provisions of Section 7 hereof, subject to the payment of withholding taxes as provided in Section 10, the Company will deliver the legended certificates that represent such Awarded Shares to Mellon Shareholder Services, Inc. (or such other company that is then acting as the Company's transfer agent) ("Mellon") for cancellation, and Mellon will make a book entry crediting the account it has established for the Grantee with the number of Awarded Shares as to which the Restricted Period has ended or that have vested pursuant to Section 7. Such transfer to the Grantee's Mellon account upon vesting of the awarded shares under Section 7 due to the Grantee's death or Disability shall be subject to payment of all Withholding Tax obligations as required under Section 10 hereof. Mellon will periodically send statements to the Grantee indicating the number of Awarded Shares being held for the Grantee's account.

    9.  Except as otherwise provided in this Agreement or the Plan, the Grantee shall have all rights of a stockholder with respect to the Awarded Shares hereunder, including the right to vote such Awarded Shares and the right to receive any cash dividends which may be declared on the Company's Common Stock. Dividends payable in Common Stock shall be paid in the form of additional shares of Restricted Stock and shall be held subject to the same Restriction Period and vesting provisions applicable to the Awarded Shares on which such dividends were paid.

    10. The Company will assess its withholding and reporting obligations regarding any income taxes, payroll taxes and/or any other taxes (collectively, "Withholding Taxes") in connection with the Awarded Shares, including the grant, vesting (i.e., lapse of restrictions) or sale of Awarded Shares. These requirements may change from time to time as laws or interpretations change. Regardless of the Company's actions in this regard, the Grantee hereby acknowledges and agrees that the ultimate liability for any and all Withholding Taxes is and remains his or her responsibility and liability and that the Company makes no representations nor undertakings regarding treatment of any Withholding Taxes in connection with any aspect of the Awarded Shares, including the grant, vesting (i.e., lapse of restrictions) or sale of Awarded Shares.

    No later than the date as of which an amount first becomes includable in the gross income of the Grantee for federal income tax purposes with respect to any Awarded Shares, the Grantee shall become obligated to pay to the Company all Withholding Taxes in connection therewith. The Company will inform the Grantee of the estimated amount of Withholding Taxes the Grantee will be required to pay in connection with the vesting of the Grantee's Awarded Shares. The Grantee shall have the right to pay the estimated Withholding Taxes (1) by delivering a check in the amount of such estimated Withholding Taxes made payable to the Company or the Grantee's employer (the "Employer"), as applicable, (2) by authorizing the Company to withhold additional amounts from the paycheck the Grantee is scheduled to receive immediately after the date on which the lapse of restrictions or earlier vesting occurs, or (3) by a combination of any of those two methods of payment. If the Grantee informs the Company that the Grantee has made an election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended (the "Code"), the Company shall inform the Employee of the amount of Withholding Taxes due as a result of such election, and the Grantee shall have the right to pay such Withholding Taxes in the manner provided in the preceding sentence. If the Grantee pays more than the amount of Withholding Taxes actually due, then the Company shall credit the Grantee's next paycheck with the amount of the excess payment. If the Grantee pays less than the amount of the Withholding Taxes due, then the Company will withhold additional amounts from the Grantee's next paycheck or paychecks until all Withholding Taxes are paid in full. Unless the Grantee otherwise arranges with the Company for payment of Withholding Taxes, the Grantee authorizes the Company and the Employer to withhold all applicable Withholding Taxes legally due from the Grantee's wages or other payments due to the Grantee by the Company and/or the Employer or from proceeds from the sale of Awarded Shares after the restrictions hereunder lapse or the earlier vesting of the Awarded Shares. The transfer of Awarded Shares to the Grantee's or the Grantee's estate's Mellon account upon vesting due to the Grantee's death or disability shall be subject to and conditioned on payment of all Withholding Taxes.

    11. The Grantee acknowledges that the Grantee has been informed that if the Grantee is subject to tax under the Code, the Grantee may make an election in accordance with Section 83(b) of the Code; that the Grantee must file such election with the Internal Revenue Service within 30 days after the date on which the exchange becomes effective; and that the Grantee is solely responsible for making such election.

    12. The grant of Restricted Stock to the Grantee in any year shall give the Grantee neither any right to similar grants in future years nor any right to be retained in the employ of the Company or its subsidiaries or Affiliates, such employment being terminable to the same extent as if the Plan and this Agreement were not in effect. The rights and power of the Company and its subsidiaries and Affiliates to dismiss or discharge the Grantee is specifically and unqualifiedly unimpaired by this Agreement.

    13. Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 21900 Burbank Boulevard, Woodland Hills, California 91367-7418, to the attention of the Company's Secretary or at such other address as the Company may specify in writing to the Grantee by a notice delivered in accordance with this Section. All notices to the Grantee shall be delivered to the Grantee at the Grantee's address specified below or at such other address as the Grantee may specify in writing to the Secretary of the Company by a notice delivered in accordance with this Section.

    14. This Agreement, including the provisions of the Plan incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof,

and shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law. The Committee may amend the terms of this Agreement at any time, prospectively or retroactively, but no such amendment shall impair the rights of the Grantee without the Grantee's written consent. This Agreement shall become effective when it has been executed by the Company and the Grantee.

    15. This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan, shall inure to the benefit of and shall be binding upon the Grantee's heirs, legal representatives, and successors.

    16. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

    IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by the Company through its duly authorized officer or officers as of the day and year first above written.

                      UNOVA, INC.

                      By: ________________________________________

                      GRANTEE:

                      ___________________________________________
                      Signature

                      ___________________________________________

                      ___________________________________________
                      Address

                      ___________________________________________
                      Social Security Number

EXHIBIT A

STOCK POWER

    FOR VALUE RECEIVED, the undersigned does hereby sell, assign, and transfer unto UNOVA, Inc., in accordance with that certain Restricted Stock Agreement (the "Agreement") dated as of the date hereof, between the undersigned and UNOVA, Inc.,      shares of UNOVA, Inc. Common Stock awarded to the undersigned under the Agreement and the UNOVA, Inc. [1999 / 2001] Stock Incentive Plan subject to the restrictions of the Agreement and does hereby irrevocably constitute and appoint the Secretary of UNOVA, Inc. as Attorney to transfer the said stock on the books of UNOVA, Inc.

DATED: ________________________

                      ___________________________________________
                      Signature

A–1

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UNOVA, INC. RESTRICTED STOCK AGREEMENT (UNITED STATES)
STOCK POWER